                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 Amendment No. 3

                   Under the Securities Exchange Act of 1934*

                                 CDC Corporation
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62022L106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)
         [X]        Rule 13d-1(c)
         [ ]        Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           62022L106
-------------------------------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
                        only) Jayhawk China Fund (Cayman), Ltd. (98-0170144)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY
----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES                    0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER
                                       6,194,023

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER
                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER
                                       6,194,023

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        6,194,023 (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        5.8% *

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -----------------------------------------------------------------------------------------------

* Based on 106,992,519  outstanding  shares of common stock, par value $0.01 per share,  as  reported by CDC  Corporation  on its Form 20-F/A for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on
September 15, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16937A101
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
                        only) Jayhawk Capital Management, L.L.C. (48-1172612)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES                    0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER
                                       6,194,023

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER
                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER
                                       6,194,023

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        6,194,023 (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        5.8% *

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        OO
----------------------- -----------------------------------------------------------------------------------------------

* Based on 106,992,519  outstanding  shares of common stock, par value $0.01 per share,  as  reported by CDC  Corporation  on its Form 20-F/A for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on
September 15, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16937A101
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Kent C. McCarthy

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER
                                       6,194,023

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER
                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER
                                       6,194,023

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        6,194,023 (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        5.8% *

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -----------------------------------------------------------------------------------------------

* Based on 106,992,519  outstanding  shares of common stock, par value $0.01 per share,  as  reported by CDC  Corporation  on its Form 20-F/A for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on
September 15, 2008.

Item 4 Ownership:

The information below is as of December 31, 2008.

Jayhawk  Capital  Management,  LLC is no longer a sub-advisor to Buffalo Jayhawk
China Fund.  Therefore,  Buffalo Jayhawk China Fund is no longer a member of the
reporting  group  filing  this  Schedule   13G/A,   and  its  ownership  in  CDC
Corporation,  if any,  is not  included  in this  Schedule  13G/A nor will it be included in any future amendments made by this reporting group.

(a) Amount beneficially owned:
     1.   Jayhawk China Fund (Cayman), Ltd.: 6,194,023
     2.   Jayhawk  Capital  Management,  L.L.C.:  6,194,023
     3.   Kent C. McCarthy: 6,194,023

(b) Percent of class:
     1. Jayhawk China Fund (Cayman), Ltd.: 5.8%
     2. Jayhawk Capital Management, L.L.C.: 5.8%
     3. Kent C. McCarthy: 5.8%

Percent of class is based on 106,992,519 outstanding shares of common stock, par value $0.01 per share, as reported by CDC Corporation on its Form 20-F/A for the fiscal year ended  December 31, 2007, as filed with the  Securities and Exchange
Commission on September 15, 2008.

(c)  Number of shares as to which the person has:

(i)  Sole power to vote or to direct the vote:
     1.   Jayhawk China Fund Cayman, Ltd.: 0
     2.   Jayhawk Capital Management, L.L.C.: 0
     3.   Kent C. McCarthy: 0

(ii) Shared power to vote or direct the vote:
     1.   Jayhawk China Fund (Cayman), Ltd.: 6,194,023
     2.   Jayhawk Capital Management, L.L.C.: 6,194,023
     3.   Kent C. McCarthy: 6,194,023

(iii)    Sole power to dispose or to direct the disposition of:
     1.   Jayhawk China Fund Cayman, Ltd.: 0
     2.   Jayhawk Capital Management, L.L.C.: 0
     3.   Kent C. McCarthy: 0

(iv) Shared power to dispose or to direct the disposition of:
     1.   Jayhawk China Fund (Cayman), Ltd.: 6,194,023
     2.   Jayhawk Capital Management, L.L.C.: 6,194,023
     3.   Kent C. McCarthy: 6,194,023

Item 10 Certification:

     By signing  below each party  certifies  that, to the best of its knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

                                    SIGNATURE

         After  reasonable  inquiry and to the best of my knowledge  and belief, the parties below certify that the  information  set forth in this  statement is true, complete and correct.

Dated:   February 13, 2009
                                        /s/ Kent C. McCarthy
                                        ----------------------------------------
                                        Kent C. McCarthy

                                        Jayhawk Capital Management, L.L.C.

                                        By:    /s/ Kent C. McCarthy
                                           -------------------------------------
                                        Name:  Kent C. McCarthy
                                        Title: Managing Member

                                        Jayhawk China Fund (Cayman), Ltd.

                                            By: Jayhawk Capital Management, L.L.C.,
                                                Its manager

                                                By:  /s/ Kent C. McCarthy
                                                   -----------------------------
                                                Name:  Kent C. McCarthy
                                                Title: Managing Member

                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G  (including  amendments  thereto) with respect to the Common Stock,  par value $0.001 per share, of CDC  Corporation,  and further agree that this Agreement be included as an exhibit to such filings.

     In evidence  whereof,  the  undersigned  have caused this  Agreement  to be executed on their behalf this 13th day of February, 2009.

                                        /s/ Kent C. McCarthy
                                      -----------------------------------------
                                      Kent C. McCarthy

                                      Jayhawk Capital Management, L.L.C.

                                      By:   /s/ Kent C. McCarthy
                                         ---------------------------------------
                                      Name:  Kent C. McCarthy
                                      Title: Managing Member

                                      Jayhawk China Fund (Cayman), Ltd.

                                          By: Jayhawk Capital Management, L.L.C.,
                                              Its manager

                                              By:  /s/ Kent C. McCarthy
                                                 -------------------------------
                                              Name:  Kent C. McCarthy
                                              Title: Managing Member